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                                                                      EXHIBIT 14

                       CODE OF ETHICS FOR SENIOR OFFICERS


IN MY ROLE AS _____________________ OF WILLIAMS, I RECOGNIZE THAT MY POSITION HOLDS AN IMPORTANT AND ELEVATED ROLE IN CORPORATE GOVERNANCE. I AM UNIQUELY CAPABLE AND EMPOWERED TO ENSURE THAT STAKEHOLDERS' INTERESTS ARE APPROPRIATELY BALANCED, PROTECTED AND PRESERVED. ACCORDINGLY, THIS CODE PROVIDES THE FOLLOWING PRINCIPLES AND RESPONSIBILITIES GOVERNING MY PROFESSIONAL AND ETHICAL CONDUCT, AND TO WHICH I AM EXPECTED TO ADHERE AND ADVOCATE.

I CERTIFY THAT I ADHERE TO AND ADVOCATE:

1. HONEST AND ETHICAL CONDUCT, INCLUDING THE ETHICAL HANDLING OF ACTUAL OR APPARENT CONFLICTS OF INTEREST BETWEEN PERSONAL AND PROFESSIONAL RELATIONSHIPS;

2. AVOIDANCE OF CONFLICTS OF INTEREST, INCLUDING DISCLOSURE TO THE CHIEF ETHICS AND COMPLIANCE OFFICER OF ANY MATERIAL TRANSACTION OR RELATIONSHIP THAT REASONABLY COULD BE EXPECTED TO GIVE RISE TO SUCH A CONFLICT;

3. FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE IN REPORTS AND DOCUMENTS THAT THE COMPANY FILES WITH, OR SUBMITS TO, THE U. S. SECURITIES AND EXCHANGE COMMISSION AND IN OTHER PUBLIC COMMUNICATIONS MADE BY THE COMPANY;

4.   COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS;

5. THE PROMPT INTERNAL REPORTING OF CODE VIOLATIONS TO THE CHIEF ETHICS AND COMPLIANCE OFFICER; AND

6.   ACCOUNTABILITY FOR ADHERENCE TO THE CODE.



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